SETTLEMENT AND LEASE TERMINATION AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is made and entered into as of the 2nd day of February, 2018, by and between Market Center Investors LLC, a Delaware limited liability company (“Landlord”), and MassRoots, Inc., a Delaware corporation (“Tenant”).

Recitals

A.       Landlord is the owner of an office building located at 1320-1380 17th Street and 1624-1660 Market Street in Denver, Colorado (the “Building”).

B.       On or about March 20, 2015, Tenant and Landlord’s predecessor, RVOF Market Center LLC (“Original Landlord”), entered into an Office Lease Agreement pursuant to which Tenant leased certain office space located within the Building.

C.       Landlord acquired the Building from Original Landlord, subsequent to which Landlord and Tenant entered into a First Amendment to Lease Agreement dated December 11, 2015 (the “First Amendment”). The Original Lease as modified by the First Amendment is referred to hereinafter as the “Lease.” Pursuant to the Lease, Tenant occupied approximately 5,060 square feet of office space in the Building known as Suite 201 (the “Leased Premises”).

D.       In late 2017, Tenant failed to make certain payments of rents and other sums due under the Lease. Landlord initiated legal action to recover possession of the leased premises, filing Civil Action No. 2017CV34845 in the District Court for the City and County of Denver, Colorado (the “Lawsuit”).

E.       The Lawsuit has thus far resulted in an Order for Possession under which Landlord has been adjudged to be entitled to immediate possession of the Leased Premises. Further proceedings relating to damages are scheduled.

F.       The parties now wish to provide for immediate turnover of possession of the Leased Premises without the need for sheriff intervention, to settle all other claims and disputes between them arising from or relating to the Lease, and to conclude the Lawsuit.

AGREEMENT

NOW THEREFORE, for valuable consideration, the parties agree as follows:

1.       Payment. Immediately upon execution of this Agreement, Tenant shall pay to Landlord the sum of $145,000 in immediately available funds (the “Settlement Funds”). The parties contemplate that the Settlement Funds will be wired into the trust fund maintained by the law firm representing Landlord (Otten Johnson Robinson Neff + Ragonetti PC) prior to exchanging signature pages. Effective upon confirmation that signature pages have been exchanged, Tenant unconditionally and irrevocably authorizes Law Firm to release the Settlement Funds to Landlord.

2.       Possession, Other Rights. Tenant fully and unconditionally surrenders, releases, disclaims and quitclaims to Landlord any and all possessory interests or other rights in or to the Leased Premises or otherwise with respect to the Building. Tenant acknowledges that any and all of its personal property remaining in the Leased Premises shall be deemed as if held by Landlord subsequent to a sheriff’s execution on a writ of restitution. Tenant further waives, relinquishes and otherwise disclaims any interest to any security deposits or other things of value delivered to Landlord or Original Landlord in connection with the Lease.

3.       Termination, Bankruptcy Snapback. The Lease, including all rights and obligations thereunder, is terminated effective immediately. Notwithstanding the foregoing, in the event that Tenant files a petition for relief under the U.S. Bankruptcy Code prior to the expiration of any preference period that might apply to payment of the Settlement Funds, the Lease shall be immediately and retroactively reinstated, with such reinstatement effective as of the date of this Agreement, with respect to all matters other than possession. This snapback provision shall not reinstate any possessory interest in the Leased Premises. This snapback provision shall not be construed as an admission or acknowledgment by Landlord that all or any portion of the Settlement Funds would in fact constitute a preference under applicable bankruptcy law.

4.       Mutual Release. Landlord and Tenant release each other as follows:

(a)       Landlord hereby releases and discharges Tenant and all affiliated entities, together with the directors, officers, members, managers, employees and agents of all such entities, from and against any and all claims, demands, causes of action and other liabilities arising under or relating to the Lease, including but not limited to claims for past and future rents; provided, however, that if payment of the Settlement Funds is deemed to constitute a preference in any bankruptcy proceeding, this release shall not impair Landlord’s resulting claim in such bankruptcy, including without limitation a claim to future rents accruing as a result of the snapback provisions of Section 3 of this Agreement.

(b)       Tenant hereby releases and discharges Landlord and all affiliated entities, together with the directors, officers, members, managers, employees and agents of all such entities, from and against any and all claims, demands, causes of action and other liabilities arising under or relating to the Lease, including without limitation claims based on or arising from Landlord’s eviction of Tenant from the Leased Premises.

5.       Dismissal. Immediately upon execution of this Agreement, the parties will cause their attorneys to file a Stipulation for Dismissal with Prejudice of the Lawsuit.

6.       Entire Agreement. This Agreement represents the entirety of the parties’ understandings and undertakings with respect to the Lease, the Leased Premises, and otherwise with respect to the subject matter of the Lawsuit. There are no other agreements, express or implied, between the parties. Neither party is relying upon representations or promises made by the other that are not expressly contained within this Agreement.

7.       Successors and Assigns. This Agreement shall be binding upon the parties and each of their successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first written above.

LANDLORD:

MARKET CENTER INVESTORS LLC,
a Delaware limited liability company

By: ____________________________

TENANT:

MASSROOTS, INC., a Delaware
corporation

By: ____________________________